SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



Date of Report (date of earliest event reported):             November 30, 1995




                          AMWEST INSURANCE GROUP, INC.
             (Exact name of registrant as specified in its charter)




Delaware                             1-9580                          95-2672141
(State or other                 (Commission File               (I.R.S. Employer
jurisdiction of                      Number)                Identification No.)
incorporation)

         6320 Canoga Ave., Suite 300, Woodland Hills, California 91367

              (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (818) 704-1111

         (Former name or former address, if changed since last report)




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Item 2.  Acquisition or Disposition of Assets.

                  On November 30, 1995, Amwest Insurance Group, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger with Condor Services, Inc., a Delaware corporation ("Condor"), pursuant to which the Company will acquire Condor (the "Merger Agreement"). The acquisition will be effectuated by way of the merger (the "Merger") of Condor with and into the Company. The surviving corporation in the Merger will be the Company.

                  The information contained herein concerning the Merger and the Merger Agreement is qualified in its entirety by, and made subject to, the detailed information contained in the Merger Agreement, attached hereto as
Exhibit 2.

                  The Merger Agreement provides that at the effective time of the Merger (i) each share of common stock, $.01 par value, of Condor ("Condor Common Stock") then owned by the Company or any direct or indirect subsidiary of the Company and each share of Condor Common Stock then held in the treasury of Condor shall be canceled, and no payment shall be made nor other consideration paid with respect thereto and (ii) each then remaining outstanding share of Condor Common Stock shall be converted into the right to receive 0.5 of a share (subject to adjustment, as described in Section 1.05(c) of the Merger Agreement) of common stock, $.01 par value, of the Company ("Amwest Common Stock"). In the event that the portion of a share of Amwest Common Stock into which each share of Condor Common Stock would be converted based upon the foregoing would be less than four-tenths of a share (.4), Condor would have the right to terminate the Merger Agreement without liability. In the event that the portion of a share of Amwest Common Stock into which each share of Common Stock would be converted based upon the foregoing would be more than six-tenths of a share (.6), the Company would have the right to terminate the Merger Agreement without liability.

                  The Merger Agreement also provides that, except for options held by non-employee directors of Condor, holders of then outstanding options to purchase shares of Condor Common Stock granted by Condor ("Condor Options") shall be canceled and, in lieu thereof, the Company shall issue to each holder thereof an option ("Exchange Option") to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Condor Option the same number of shares of Amwest Common Stock as such holder would have been entitled to receive pursuant to the Merger had such holder exercised such Condor Option in full immediately prior to the effective time of the Merger, at a price per share equal to (y) the per share exercise price for the shares of Condor Common Stock otherwise purchasable pursuant to such Condor Option divided by (z) 0.5 (as adjusted). Condor Options issued to non-employee directors of Condor which remain outstanding as of the effective time of the Merger shall be automatically canceled as of such effective time.

                  In connection with any solicitations of approval of the Merger by the Company's stockholders, the Company will file with the Securities and Exchange Commission (the "Commission"") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will mail to its stockholders, proxy solicitation materials, which will also constitute a prospectus with respect to the shares of Amwest Common Stock to be issued in the Merger and will be a part of a registration statement filed by the Company with the Commission for purposes of registering the public offering of such shares under the Securities Act of 1933, as amended (the "Securities Act").

                  The Company is a Woodland Hills, California based insurance holding company, specializing in surety bonds, including contract performance, court, contractors' license and sales tax bonds.

                  Condor is an insurance holding company which, though its two operating subsidiaries, Condor Insurance Company and Raven Claims Services, Inc., provides certain property and casualty insurance coverage and services primarily to specialized segments of the trucking industry in California and Arizona and private passenger automotive coverage in Arizona.


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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired. It is impracticable for the Company to provide the required financial statements of Condor at this time. The Company will file the required financial statements as soon as practicable.

(b) Pro Forma Financial Information. It is impracticable for the Company to provide the required pro forma financial information at this time. The Company will file the required pro forma financial information as soon as practicable.

(c)      Exhibits.




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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December __, 1995.                          AMWEST INSURANCE GROUP, INC.,
                                            a Delaware corporation



                                      By: ____________________________________
                                          Steven R. Kay, Senior Vice President
                                          and Chief Financial Officer





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                                 EXHIBIT INDEX

                                                                     Sequential
Exhibit                                                                 Page
Number                         Document Description                    Number

1.   Press Release of Amwest Insurance Group, Inc., dated
     November 30, 1995................................................

2.   Agreement and Plan of Merger dated November 30, 1995 by and between Amwest Insurance Group, Inc. and Condor Services, Inc
     including Exhibits and Disclosure Schedules......................